UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2011

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2011, StoneMor Partners L.P. (the “Partnership”) entered into the Eighth Amendment to Amended and Restated Credit Agreement (the “Eighth Amendment to Credit Agreement”) with StoneMor GP LLC, StoneMor Operating LLC (the “Operating Company”), certain subsidiaries of the Operating Company, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Eighth Amendment to Credit Agreement included the Lenders’ consent to the use of a portion of the proceeds of the public offering (“Units Offering”) of common units representing limited partner interests (“Common Units”) in the Partnership to redeem in full outstanding 12.5% Series B and Series C senior secured notes due August 2012 and to pay an aggregate make-whole premium related thereto. Pursuant to the Eighth Amendment to Credit Agreement, amendments to the Amended and Restated Credit Agreement, dated August 15, 2007, as amended (the “Credit Agreement”), described below will be effective upon the closing of the Units Offering. For example, the Maturity Date will be extended from August 15, 2012 to January 29, 2016 and the applicable margins for each of: (i) Eurodollar Rate Loans and Letter of Credit Fees and (ii) Base Rate Loans will be reduced by 50 basis points, which will result in Pricing Level 3 of the Applicable Rate (the currently applicable pricing level) of 3.75% and 2.75%, respectively.

In addition, upon the closing of the Units Offering, the Partnership will continue using the same Consolidated Leverage Ratio of 3.65 to 1.0 as is currently in effect for Measurement Periods ending after December 31, 2010 and will not permit the Maintenance Capital Expenditures for any Measurement Period ending in 2011, 2012 and 2013 to exceed $4.6 million, $5.2 million and $5.8 million, respectively.

Subject to the closing of the Units Offering, the Lenders agreed to reinstate the maximum aggregate principal amount of the acquisition credit facility to $55 million and to increase the Lenders’ aggregate commitments by $10 million under each of the acquisition credit facility and the revolving credit facility, resulting in an acquisition credit facility of $65 million and a revolving credit facility of $55 million.

One of the Lenders is an affiliate of Raymond James & Associates, Inc., one of the representatives of the underwriters in connection with the Units Offering, and will receive a portion of the proceeds of the Units Offering. The Common Units are being offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”). The Units Offering may be made only by means of a prospectus supplement, filed with the SEC, and the related base prospectus.

The borrowers under the Credit Agreement are required to pay certain fees to Bank of America, N.A., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, successor to Banc of America Securities LLC, as Arranger, in connection with the Eighth Amendment to Credit Agreement.

The Eighth Amendment to Credit Agreement also includes various representations, warranties and other provisions customary for the transaction of this nature. The foregoing is a summary of the material provisions of the Eighth Amendment to Credit Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Eighth Amendment to Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Capitalized terms which are not defined in this Current Report on Form 8-K shall have the meanings assigned to such terms in the Eighth Amendment to Credit Agreement or the Credit Agreement, as applicable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 28, 2011, the Partnership entered into the Eighth Amendment to Credit Agreement. The terms of the Eighth Amendment to Credit Agreement are described in Item 1.01 above, which description is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Eighth Amendment to Amended and Restated Credit Agreement, dated January 28, 2011, by and among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, certain Subsidiaries of StoneMor Operating LLC, the Lenders and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Executive Vice President and Chief Financial Officer

Date: February 3, 2011

S-1

Exhibit Index

Exhibit No.	Description

10.1	Eighth Amendment to Amended and Restated Credit Agreement, dated January 28, 2011, by and among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, certain Subsidiaries of StoneMor Operating LLC, the Lenders and Bank of America, N.A.

E-1